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                                                              EXHIBIT 99.1


                              [TERRITORIAL LOGO]



                                 NEWS RELEASE


                        TERRITORIAL RESOURCES ANNOUNCES
                   MONGOLIAN WELL SUSPENDED FOR THE WINTER

Houston, Texas, November 7, 1995 -- TERRITORIAL RESOURCES, INC. ("TERI") today announced that Snyder Oil Corporation ("SOCO") has suspended the SOTAMO 19-2 well in the Tamtsag Basin of northeastern Mongolia for the winter. Through SOCO Tamtsag Mongolia, Inc. ("STMI"), SOCO is the operator of the project. TERI participates in this project through its 1% ownership of the outstanding stock of STMI. The well was drilled to a total depth of 9,875 feet and pipe was set. A total of 55 feet of what appear to be productive oil sands were logged beginning at 8,879 feet and an additional 144 feet of possible oil and gas sands were identified. In the course of drilling, approximately 800 barrels of drilling fluid were lost to the most prospective zone in the well and a minor volume of oil having an estimated API gravity of 40-45 degrees was recovered. Attempts to test this zone were unsuccessful due to the lack of proper equipment. Operations will resume in the spring when the weather improves and equipment can be mobilized. In addition, STMI is a co-applicant for two adjacent blocks which include an additional five million acres, one of which is Contract Area XX, where TERI is a co-applicant with a 15% interest. The final award of these additional blocks is being vigorously pursued. Pursuant to an agreement reached in 1994, any commercial production developed by STMI will be sold to China National United Oil Corporation ("China Oil") at the Platts' posted DAQING export price less a transport tariff of $2 per barrel. China Oil has also served as the drilling contractor on the project.

In announcing the preliminary results, John C. Snyder, Chairman of SOCO, said, "We are very encouraged by this apparent oil discovery. It is unfortunate that we were unable to properly test the well but will have the necessary equipment in place as soon as weather conditions permit next spring. In the meantime, we plan to select an offset location to the 19-2 well on Block XIX and to decide on a possible wildcat on Block XXII. To date, we have acquired approximately 1800 kms. of seismic data which confirm the prospective structural setting of the Basin. Although current information should not be considered conclusive, the results of the 19-2 lead us to believe that the Tamtsag Basin has the potential to become a major oil producing province."

TERI's focus is international exploration and production opportunities, primarily in Mongolia. The Common Stock of the Company is traded in the over-the-counter market under the symbol "TERI".